Exhibit 5.1

October 23, 2006
Goodrich Petroleum Corporation
808 Travis Street, Suite 1320
Houston, Texas 77002

Re:	Goodrich Petroleum Corporation 2006 Long-Term Incentive Plan
Ladies and Gentlemen:
     We have acted as counsel for Goodrich Petroleum Corporation., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of 2,000,000 shares of common stock, par value $0.20 per share, of the Company (the “Common Stock”) pursuant to the Goodrich Petroleum Corporation 2006 Long-Term Incentive Plan (the “2006 Plan”). The shares of Common Stock that are to be issued under the 2006 Plan are referred to herein as the “Shares.”
     In connection with the foregoing, we have examined or are familiar with the Restated Certificate of Incorporation of the Company, as amended, the Bylaws of the Company, as amended and restated, the 2006 Plan, the corporate proceedings with respect to the issuance of the Shares, the registration statement on Form S-8 filed in connection with the registration of the Shares (the “Registration Statement”), and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion.
     Based upon the foregoing, we are of the opinion that when the Shares have been duly authorized and, when issued by the Company and delivered in accordance with the provisions of the 2006 Plan, the Shares will be validly issued, fully paid and non-assessable.
     The foregoing opinion is limited to the laws of the United States of America, the Constitution of the State of Delaware and the General Corporation Law of the State of Delaware, as interpreted by federal courts and the courts of the State of Delaware. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable sate securities or Blue Sky laws.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Houston London Moscow New York Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2300, Houston, TX 77002-6760 Tel 713.758.2222 Fax 713.758.2346 www.velaw.com

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,
/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.